Exhibit 3.1

AMERIVEST PROPERTIES INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

AMENDED AND RESTATED ARTICLES OF INCORPORATION

These Articles of Amendment and Restatement of AmeriVest Properties Inc. are made as of May 20, 2003.

THIS IS TO CERTIFY THAT:

1. AmeriVest Properties Inc., a Maryland corporation formed on June 28, 1999 (the “Corporation”), desires to amend and restate its Articles of Incorporation (as amended or supplemented from time to time, these “Articles of Incorporation”) as currently in effect.

2. The amendment and restatement of the Articles of Incorporation as hereinafter set forth has been advised by the board of directors (the “Board”) of the Corporation and has been approved by the stockholders of the Corporation as required by Maryland law.

3. The Articles of Incorporation are hereby amended and restated in their entirety as follows:

FIRST: The name of the Corporation is AmeriVest Properties Inc.

SECOND: The street address of the initial resident agent and of the principal office of the Corporation in Maryland is 11 East Chase Street, Baltimore, Maryland 21202. The name of the initial resident agent of the Corporation at that address is CSC-Lawyers Incorporating Service Company. The street address of the corporate offices is 1780 South Bellaire Street, Suite 515, Denver, Colorado 80222.

THIRD: (a) The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Maryland (the “Maryland Code”).

(b) In furtherance of the foregoing purposes, the Corporation shall have and may exercise all of the rights, powers and privileges granted by the Maryland Code. In addition, it may do everything necessary, suitable and proper for the accomplishment of any of its corporate purposes.

FOURTH: Capital Stock.

The total number of shares of capital stock the Corporation is authorized to issue is eighty million (80,000,000) shares, par value $0.001 per share, of which seventy-five million (75,000,000) shares are common stock, $.001 par value per share (“Common Stock”), and five million (5,000,000) shares are preferred stock, $.001 par value per share (“Preferred Stock”); representing an aggregate par value of eighty thousand dollars ($80,000).

The following is a description of each class of capital stock of the Corporation, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption:

1. Common Stock. Subject to the rights of holders of any series of Preferred Stock established pursuant to Section 2 of this ARTICLE FOURTH, each holder of Common Stock shall have one vote for each share of Common Stock standing in his or her name on the books of the Corporation and entitled to vote, except that in the election of directors he or she shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose. No stockholder of the Corporation shall have any preemptive or similar right to acquire any additional unissued or treasury shares of stock or other securities of any class, or rights, warrants or options to purchase stock or scrip, or securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

2. Preferred Stock. The Board shall have the power from time to time to classify or reclassify, in one or more series, any unissued shares of Preferred Stock by setting or changing the number of shares constituting a series and by setting or changing the designation, preferences conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the Preferred Stock.

3. Ownership Limitation. Shares of capital stock in the Corporation shall be transferable (subject to the further provisions of this Section 3 of ARTICLE FOURTH) in accordance with the procedure prescribed from time to time in the Bylaws. The persons in whose name the shares of capital stock are registered on the books of the Corporation shall be deemed the absolute owners thereof and, until a transfer is effected on the books of the Corporation, the Board shall not be affected by any notice, actual or constructive, of any transfer. Any issuance, redemption or transfer of shares of capital stock which would operate to disqualify the Corporation as a REIT (defined below), shall be null and void ab initio.

(a) Definitions. For purposes of this Section 3 of ARTICLE FOURTH, the following terms shall have the following meanings:

“Adoption Date” shall mean the date of the adoption of the ownership restrictions contained in this Section 3 of ARTICLE FOURTH by resolution of the Board, which shall be deemed to occur upon the Board’s adoption of this Section 3 of ARTICLE FOURTH.

“Beneficial Ownership” shall mean ownership of Shares by a Person who would be treated as an owner of such Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.

“Charitable Beneficiary” shall mean an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board as the beneficiary or beneficiaries of the Excess Share Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Debt” shall mean indebtedness of the Corporation.

“Excess Shares” shall have the meaning given to it in subparagraph (i) of paragraph (c) of this Section 3 of ARTICLE FOURTH.

“Excess Share Trust” shall mean the trust created pursuant to paragraph (m) of this Section 3 of ARTICLE FOURTH.

“Excess Share Trustee” shall mean a person, who shall be unaffiliated with the Corporation, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Board as the trustee of the Excess Share Trust.

“fair market value” shall mean the fair market value as determined in good faith by the Board.

“Ownership Limit” shall initially mean 9.0%, in number of Shares or value, of the outstanding Shares of the Corporation, and after any adjustment as set forth in paragraph (i) of this Section 3 of ARTICLE FOURTH, shall mean such greater percentage of the outstanding Shares as so adjusted. The number and value of the outstanding Shares of the Corporation shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, Corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Shares, as defined below in paragraph (c) of this Section 3 of ARTICLE FOURTH, the beneficial holder of the Shares, if such Transfer had been valid under paragraph (b) of this Section 3 of ARTICLE FOURTH.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Shares, as defined below in paragraph (c) of this Section 3 of ARTICLE FOURTH, the record holder of the Shares, if such Transfer had been valid under paragraph (b) of this Section 3 of ARTICLE FOURTH.

“REIT” shall mean a real estate investment trust, as described in Sections 856-860 of the Code.

“Restriction Termination Date” shall mean the first day after the Adoption Date on which the Board determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Shares” shall mean stock that is either Common Stock or Preferred Stock, if any.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares (including (a) the issuance of Shares by the Corporation, (b) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares, (c) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares, but excluding the exchange of Debt or any security of the Corporation for Shares and (d) any transfer or other disposition of any interest in Shares as a result of a change in the marital status of the holder thereof), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. The terms “Transfers” and “Transferred” shall have correlative meanings.

(b) Ownership Limitation.

(i) Except as provided in paragraph (k) of this Section 3 of ARTICLE FOURTH, from the Adoption Date until the Restriction Termination Date, no Person shall Beneficially Own Shares in excess of the Ownership Limit.

(ii) Except as provided in paragraph (k) of this Section 3 of ARTICLE FOURTH, from the Adoption Date until the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of the Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Shares.

(iii) From the Adoption Date until the Restriction Termination Date, any Transfer that, if effective, would result in the Shares being beneficially owned (as provided in Section 856(a) of the Code) by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of Shares which would be otherwise beneficially owned (as provided in Section 856(a) of the Code) by the transferee; and the intended transferee shall acquire no rights in such Shares.

(iv) From the Adoption Date until the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), shall be void ab initio as to the Transfer of the Shares which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code or which would cause the Corporation to fail to qualify as a REIT; and the intended transferee shall acquire no rights in such Shares.

(c) Excess Shares.

(i) If, notwithstanding the other provisions contained in this Section 3 of ARTICLE FOURTH, at any time after the Adoption Date until the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would Beneficially Own Shares in excess of the Ownership Limit, then, except as otherwise provided in paragraph (k) of this Section 3 of ARTICLE FOURTH, the Shares Beneficially Owned in excess of the Ownership Limit (rounded up to the nearest whole Share) shall constitute “Excess Shares” and be treated as provided in this Section 3 of ARTICLE FOURTH. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

(ii) If, notwithstanding the other provisions contained in this Section 3 of ARTICLE FOURTH, at any time after the Adoption Date until the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation which, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code, then the Shares being Transferred which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole Share) shall constitute “Excess Shares” and be treated as provided in this Section 3 of ARTICLE FOURTH. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

(d) Prevention of Transfer. If the Board or its designee shall at any time determine in good faith that a Transfer has taken place in violation of paragraph (b) of this Section 3 of ARTICLE FOURTH or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any Shares in violation of paragraph (b) of this Section 3 of ARTICLE FOURTH, the Board or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subparagraph (ii), (iii) or (iv) of paragraph (b) of this Section 3 of ARTICLE FOURTH shall automatically result in the designation and treatment described in paragraph (c) of this Section 3 of ARTICLE FOURTH, irrespective of any action (or non-action) by the Board.

(e) Notice to Corporation. Any Person who acquires or attempts to acquire Shares in violation of paragraph (b) of this Section 3 of ARTICLE FOURTH, or any Person who is a transferee such that Excess Shares result under paragraph (c) of this Section 3 of ARTICLE FOURTH, shall immediately give written notice or, in the event of a proposed or attempted Transfer, shall give at least 15 days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

(f) Information for Corporation. From the Adoption Date until the Restriction Termination Date:

(i) every Beneficial Owner of more than 1% (or such other percentage, between ½ of 1% and 5%, as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding Shares of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of Shares Beneficially Owned, and a description of how such Shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT.

(ii) each Person who is a Beneficial Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner shall provide to the Corporation in writing such information with respect to direct, indirect and constructive ownership of Shares as the Board deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

(g) Other Action by Board of Directors. Nothing contained in this Section 3 of ARTICLE FOURTH shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation’s status as a REIT; provided, however, that no provision of this paragraph (g) shall preclude the settlement of any transaction entered into through the facilities of the American Stock Exchange (or any other exchange or quotation system through which the Shares are traded or listed).

(h) Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Section 3 of ARTICLE FOURTH, including any definition contained in paragraph (a), the Board shall have the power to interpret and determine the application of the provisions of this Section 3 of ARTICLE FOURTH with respect to any situation based on the facts known to the Board; provided, however, that in case of doubt such power shall be exercised in a fashion calculated to preserve the Corporation’s status as a REIT.

(i) Increase or Decrease in Ownership Limit. Subject to the limitations provided in paragraph (j) of this Section 3 of ARTICLE FOURTH, the Board may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease to retain REIT status, in which case such decrease shall be effective immediately).

(j) Limitations on Changes in Ownership Limit.

(i) The Ownership Limit may not be increased if, after giving effect to such increase, five Beneficial Owners of Shares who are individuals (as determined by reference to Section 542(a)(2) of the Code) could Beneficially Own, in the aggregate, more than 49.9% in number or value of the outstanding Shares.

(ii) Prior to the modification of the Ownership Limit pursuant to paragraph (i) of this Section 3 of ARTICLE FOURTH, the Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

(k) Waivers by Board of Directors.

(i) The Board, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board and upon at least 15 days written notice from a transferee prior to the proposed Transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Ownership Limit, and upon such other conditions as the Board may direct, may waive the Ownership Limit with respect to such transferee.

(ii) In addition to waivers permitted under subparagraph (i) above, the Board shall, subject to subparagraph (iv) of paragraph (b) of this Section 3 of ARTICLE FOURTH, waive the Ownership Limit with respect to a Person if: (w) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); (x) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Shares in excess of the Ownership Limit by reason of the ownership of Shares in excess of the Ownership Limit by the Person receiving the waiver granted under this subparagraph (ii); (y) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that the ownership of Shares in excess of the Ownership Limit by the Person receiving the waiver granted under this subparagraph (ii) will not result in the Corporation failing to qualify as a REIT; and (z) such Person provides to the Board such representations and undertakings, if any, as the Board may, in its reasonable discretion, require to ensure that the conditions in clauses (w), (x) and (y) above are satisfied and will continue to be satisfied throughout the period during which such Person owns Shares in excess of the Ownership Limit pursuant to any waiver granted under this subparagraph (ii), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in paragraph (c) of this Section 3 of ARTICLE FOURTH with respect to Shares held in excess of the Ownership Limit by such Person (determined without regard to the waiver granted such Person under this subparagraph (ii)).

(l) Severability. If any provision of this Section 3 of ARTICLE FOURTH or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

(m) Trust for Excess Shares. Upon any purported Transfer that results in Excess Shares pursuant to paragraph (c) of this Section 3 of ARTICLE FOURTH, such Excess Shares shall be deemed to have been transferred to the Excess Share Trustee, as trustee of the Excess Share Trust for the exclusive benefit of the Charitable Beneficiary. Excess Shares so held in trust shall be issued and outstanding Shares of the Corporation. The Purported Beneficial Transferee shall have no rights in such Excess Shares except as provided in paragraph (p) of this Section 3 of ARTICLE FOURTH.

(n) Distributions on Excess Shares. Any distributions (whether as dividends, distributions upon liquidation, dissolution or winding up or otherwise) on Excess Shares shall be paid to the Excess Share Trust for the benefit of the Charitable Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive the lesser of (i) the amount of any distribution made upon liquidation, dissolution or winding up or (ii) the price paid by the Purported Record Transferee for the Shares, or if the Purported Record Transferee did not give value for the Shares, the fair market value of the Shares on the day of the event causing the Shares to be held in trust. Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Corporation that the Shares with respect to which the dividend or distribution was made had been exchanged for Excess Shares shall be repaid by the Purported Record Transferee to the Excess Share Trust for the benefit of the Charitable Beneficiary.

(o) Voting of Excess Shares. The Excess Share Trustee shall be entitled to vote the Excess Shares for the benefit of the Charitable Beneficiary on any matter. The Purported Record Transferee shall have no voting rights with respect to shares held in the Excess Share Trust and, subject to Maryland law, effective as of the date that Excess Shares have been transferred to the Excess Share Trustee, the Excess Share Trustee shall have the authority (at the Excess Share Trustee’s sole discretion) to (i) rescind as void any vote cast by a Purported Record Transferee prior to the discovery by the Excess Share Trust that Excess Shares have been transferred to the Excess Share Trustee and (ii) recast such vote in accordance with the desires of the Excess Share Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible action, then the Excess Share Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 3 of ARTICLE FOURTH, until the Excess Share Trust has received notification that Excess Shares have been transferred into a Excess Share Trust, the Excess Share Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders. The owner of the Excess Shares shall be deemed to have given an irrevocable proxy to the Excess Share Trustee to vote the Excess Shares for the benefit of the Charitable Beneficiary.

(p) Non-Transferability of Excess Shares. Excess Shares shall be transferable only as provided in this paragraph (p). At the direction of the Corporation, the Excess Share Trustee shall transfer the Shares held in the Excess Share Trust to a person whose ownership of the Shares will not violate the Ownership Limit. Such transfer shall be made within 60 days after the latest of (i) the date of the Transfer which resulted in such Excess Shares and (ii) the date the Board determines in good faith that a Transfer resulting in Excess Shares has occurred, if the Corporation does not receive a notice of such Transfer pursuant to paragraph (e) of this Section 3 of ARTICLE FOURTH. If such a transfer is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Record Transferee and to the Charitable Beneficiary. The Purported Record Transferee shall receive the lesser of (a) the price paid by the Purported Record Transferee for the Shares or, if the Purported Record Transferee did not give value for the Shares, the fair market value of the Shares on the day of the event causing the Shares to be held in trust, and (b) the price received by the Excess Share Trust from the sale or other disposition of the Shares. Any proceeds in excess of the amount payable to the Purported Record Transferee shall be paid to the Charitable Beneficiary. Prior to any transfer of any Excess Shares by the Excess Share Trustee, the Corporation must have waived in writing its purchase rights under paragraph (q) of this Section 3 of ARTICLE FOURTH. It is expressly understood that the Purported Record Transferee may enforce the provisions of this paragraph (p) against the Charitable Beneficiary. If any of the foregoing restrictions on transfer of Excess Shares is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Corporation.

(q) Call by Corporation on Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that created such Excess Shares (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Shares, the fair market value at the time of such devise, gift or other transaction) and (b) the fair market value of the Shares to which such Excess Shares relate on the date the Corporation, or its designee, accepts such offer (the “Redemption Price”). The Corporation shall have the right to accept such offer for a period of 90 days after the later of (x) the date of the Transfer which resulted in such Excess Shares and (y) the date the Board determines in good faith that a Transfer resulting in Excess Shares has occurred, if the Corporation does not receive a notice of such Transfer pursuant to paragraph (e) of this Section 3 of ARTICLE FOURTH but in no event later than a permitted Transfer pursuant to and in compliance with the terms of paragraph (p) of this Section 3 of ARTICLE FOURTH. Unless the Board determines that it is in the interests of the Corporation to make earlier payments of all of the amount determined as the Redemption Price per Share in accordance with the preceding sentence, the Redemption Price may be payable at the option of the Board at any time up to but not later than one year after the date the Corporation accepts the offer to purchase the Excess Shares. In no event shall the Corporation have an obligation to pay interest to the Purported Record Transferee.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

SEVENTH: The Board is expressly authorized to adopt, amend, or repeal the Bylaws of the Corporation.

EIGHTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation of the powers conferred by law:

No contract or other transaction of the Corporation with any other persons, firm or corporation in which this Corporation is interested, shall be affected or invalidated by the fact that any one or more of the directors or officers of this Corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction so long as the contract or other transaction is approved by the Board in accordance with the Maryland Code. Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his contracting with the Corporation for the benefit of himself or herself or any firm or Corporation in which he or she may be in any way interested.

NINTH: The personal liability of each director and officer of the Corporation shall be eliminated and limited to the full extent permitted by the laws of the State of Maryland, including without limitation as permitted by the provisions of Section 2-405.2 of the Maryland Code and any successor provision, as amended from time to time. No amendment of these Articles of Incorporation or repeal of any of their provisions shall limit or eliminate the benefits provided to directors under this provision with respect to any act or omission that occurred prior to that amendment or repeal.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH: Directors.

1. Number. The number of directors of the Corporation shall be fixed and may be altered from time to time as provided in the Bylaws of the Corporation, but in no event shall the number of directors exceed nine directors. At the time of filing of these Articles of Incorporation, the number of directors of the Corporation is eight. If the number of directors is decreased by resolution of the Board pursuant to the Bylaws, in no case shall the decrease shorten the term of any incumbent director.

2. Classification. The directors shall be divided as evenly as possible into three classes, designated Class 1, Class 2, and Class 3. If the number of directors is not evenly divisible by three, the remainder positions shall be allocated first to Class 1 and then to Class 2. At the first election of directors by stockholders following the enactment of this ARTICLE ELEVENTH, Section 2, Class 2 directors shall be elected for a term expiring at the next subsequent annual meeting of stockholders, Class 3 directors for a term expiring at the second subsequent annual meeting of stockholders, and Class 1 directors for a term expiring at the third subsequent annual meeting of stockholders. At each succeeding annual meeting of stockholders, successors to directors whose terms expired at that annual meeting shall be of the same class as the directors they succeed and shall be elected for three-year terms. The names, classes and addresses of the current directors of the Corporation are as follows:

Name and Class	Address
John A. Labate, Class 1	1780 South Bellaire Street, Suite 515 Denver, Colorado 80222

Patrice Derrington, Class 1	1780 South Bellaire Street, Suite 515 Denver, Colorado 80222

Harry P. Gelles, Class 1	1780 South Bellaire Street, Suite 515 Denver, Colorado 80222

Charles K. Knight, Class 2	1780 South Bellaire Street, Suite 515 Denver, Colorado 80222

Jerry J. Tepper, Class 2	1780 South Bellaire Street, Suite 515 Denver, Colorado 80222

James F. Etter, Class 2	1780 South Bellaire Street, Suite 515 Denver, Colorado 80222

William T. Atkins, Class 3	1780 South Bellaire Street, Suite 515 Denver, Colorado 80222

Robert W. Holman, Jr., Class 3	1780 South Bellaire Street, Suite 515 Denver, Colorado 80222

3. Terms; Vacancies. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. Any newly created directorship resulting from an increase in the number of directors and any other vacancy on the Board, however caused, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected by one or more directors to fill a newly created directorship or other vacancy shall, without regard to the class in which the vacancy occurred, hold office until the next succeeding annual meeting of stockholders and until his or her successor shall have been elected and qualified. The term of a director elected by stockholders to fill a newly created directorship or other vacancy shall expire at the same time as the terms of the other directors of the same class.

4. Nominations. Advance notice of nominations for the election of directors, other than nominations by the Board or a committee thereof, shall be given to the Corporation in the manner provided from time to time in the Bylaws.

5. Special Director. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of these Articles of Incorporation. Directors so elected shall not be divided into classes and shall be elected by such holders annually unless expressly provided otherwise by those provisions or resolutions, and, during the prescribed terms of office of those directors, the Board shall consist of the number of directors equal to the number of those directors plus the number of directors determined as provided in Section 1 of this ARTICLE ELEVENTH.

6. Amendments, Etc. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3 percent of the outstanding shares of Common Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this ARTICLE ELEVENTH.

TWELFTH: Subject to Section 6 of ARTICLE ELEVENTH, when, with respect to any actions to be taken by shareholders of the Corporation, the Maryland Code requires the vote or concurrence of the holders of two-thirds of the outstanding shares, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of the majority of such shares or class or series thereof.

THIRTEENTH: Indemnification.

Section 1. Indemnification of Directors and Officers. Subject to Section 2 of this ARTICLE THIRTEENTH, each director and officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time since the inception of the Corporation a director or officer of the Corporation, or is or was at any time since the inception of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including serving as trustee, plan administrator or other fiduciary of any employee benefit plan, shall be indemnified by the Corporation to the fullest extent permitted by the Maryland Code (or any similar provision or provisions of applicable law at the time in effect).

Section 2. Indemnification of Directors and Officers Pursuant to the Common Law or Statutory Provisions other than the Maryland Code. Each director and officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time since the inception of the Corporation a director or officer of the Corporation, or is or was at any time since the inception of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including serving as trustee, plan administrator or other fiduciary of any employee benefit plan, shall be indemnified by the Corporation to the fullest extent permitted by the common law and by any statutory provision other than the Maryland Code.

Section 3. Mandatory Advance of Expenses. Reasonable expenses incurred in defending any action, suit or proceeding described in Section 1 or 2 of this ARTICLE THIRTEENTH shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount to the Corporation if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this ARTICLE THIRTEENTH.

Section 4. Payment of Indemnified Claims. Reasonable amounts required to be paid in settlement or as a judgment in any action, suit or proceeding described in Section 1 or 2 of this ARTICLE THIRTEENTH shall be paid by the Corporation within ninety (90) days of the receipt of an undertaking by or on behalf of such director or officer to repay such amount to the Corporation if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this ARTICLE THIRTEENTH; provided however, that the Corporation shall not be required to pay such amounts if a majority of the members of the Board vote to deny the request for indemnification within the ninety-day period set forth in this Section 4 of ARTICLE THIRTEENTH.

Section 5. Rights of Appeal. In the event that the Corporation advances funds for indemnification pursuant to this ARTICLE THIRTEENTH, and, subsequently, indemnification pursuant to this ARTICLE THIRTEENTH is declared unenforceable by a court, or the Corporation determines that the director or officer on whose behalf the funds were advanced is not entitled to indemnification pursuant to this ARTICLE THIRTEENTH, then such director or officer shall have the right to retain the indemnification payments until all appeals of the court’s or the Corporation’s decision have been exhausted.

Section 6. Additional Indemnification. Without limiting the indemnification otherwise provided by this ARTICLE THIRTEENTH, each director and officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time since the inception of the Corporation a director or officer of the Corporation or a wholly owned subsidiary of the Corporation, or is or was at any time since the inception of the Corporation a trustee, plan administrator or other fiduciary of any employee benefit plan of the Corporation or a wholly owned subsidiary of the Corporation, shall be indemnified by the Corporation against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such action, suit or proceeding, including an action or suit by or in the right of the Corporation to procure a judgment in its favor, if (i) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, (ii) his or her conduct was not material to the matter giving rise to the proceeding and was not committed in bad faith or was the result of active and deliberate dishonesty, (iii) he or she did not actually receive an improper personal benefit in money, property or services and (iv) with respect to any criminal action or proceeding he or she had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the

Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 7. Indemnification Not Exclusive. The indemnification provided in this ARTICLE THIRTEENTH shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Section 8. Insurance. By action of the Board, notwithstanding any interest of the directors in such action, the Corporation may purchase and maintain insurance, in such amounts as the Board may deem appropriate, on behalf of any director or officer who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under applicable provisions of laws.

Section 9. Applicability; Effect. Any indemnification and advancement of expenses provided by or granted pursuant to this ARTICLE THIRTEENTH shall be applicable to acts or omissions that occurred prior to the adoption of this ARTICLE THIRTEENTH, shall continue as to any persons who ceased to be a director or officer of the Corporation or a wholly owned subsidiary of the Corporation, or was serving as or has since ceased to be a trustee, plan administrator or other fiduciary of any employee benefit plan of the Corporation or a wholly owned subsidiary of the Corporation, and shall inure to the benefit of the heirs, executors, and administrators of such person. The repeal or amendment of this ARTICLE THIRTEENTH or any section or provision hereof which would have the effect of limiting, qualifying or restricting any of the powers or rights of indemnification provided or permitted in this ARTICLE THIRTEENTH shall not, solely by reason of such repeal or amendment, eliminate, restrict or otherwise affect the right or power of the Corporation to indemnify any person, or affect any right of indemnification of such person, with respect to any acts or omissions which occurred prior to such repeal or amendment. All rights under this ARTICLE THIRTEENTH shall be deemed to be provided by a contract between the Corporation and each person covered hereby.

Section 10. Indemnification of Employees. The Corporation shall have the power to indemnify to the fullest extent permitted by the Maryland Code (or any similar provision or provisions of applicable law at the time in effect) each employee or agent of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time since the inception of the Corporation an employee or agent of the Corporation, or is or was at any time since the inception of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including serving as trustee, plan administrator or other fiduciary of any employee benefit plan.

Section 11. Savings Clause. If this ARTICLE THIRTEENTH or any section or provision hereof shall be invalidated by any court on any ground, then the Corporation shall nevertheless indemnify each director and officer otherwise entitled to indemnification hereunder, or be permitted to indemnify each employee or agent, to the fullest extent permitted by law or any applicable provision of this ARTICLE THIRTEENTH that shall not have been invalidated.

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4. (a) Immediately before the filing of these Articles of Amendment, the total number of shares of capital stock of all designations which the Corporation had the authority to issue was twenty million (20,000,000), $0.001 par value per share, of which fifteen million (15,000,000) shares were common stock, $0.001 par value per share, and five million (5,000,000) shares were preferred stock, $0.001 par value per share representing an aggregate par value of twenty thousand dollars ($20,000).

(b) Immediately after the filing of these Articles of Amendment, the total number of shares of capital stock of all designations which the Corporation has authority to issue is eighty million (80,000,000), $0.001 par value per share, of which seventy-five million (75,000,000) shares are common stock, $0.001 par value per share, and five million (5,000,000) shares are preferred stock, $0.001 par value per share representing an aggregate par value of eighty thousand dollars ($80,000).

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf as of the date first written above, by its undersigned President and attested by its Secretary. The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

/s/ Charles K. Knight

Name: Charles K. Knight

President

/s/ Alexander S. Hewitt

Name: Alexander S. Hewitt

Secretary

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